UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

On December 19, 2019, the Baltimore Business Journal published the following article, which includes certain statements by J. Abbott R. Cooper:

First United board changes voting rules ahead of proxy fight
Baltimore Business Journal
Holden Wilen
December 19, 2019

The board of First United Corp. is changing how directors will be elected at the bank’s next annual shareholders meeting, the latest chapter in a feud with an activist investor that has escalated into a proxy fight.

Driver Management Co. has been pushing First United, the parent of First United Bank & Trust, to pursue a sale since March. Abbott Cooper, president of the New York-based firm, argues that a sale would be in the best interest of shareholders and that the bank suffers from poor management and an entrenched board. Driver owns more than 5% of the Western Maryland community bank’s stock.

Cooper proposed three nominees for election to the board in order to put more pressure on the bank’s management. In his latest move, he sent a letter to members of First United’s board asking them to implement a plurality voting standard for elections. Doing so would mean the person with the most votes for a board seat gets elected. First United has used a majority voting standard, which means an individual needed to get more than 50% of the vote to be elected.

First United’s board decided to provide an exception for the company’s 2020 annual meeting to use a plurality voting standard, according to a Dec. 16 filing. Cooper responded by calling the board’s decision a “patronizing attempt” and “reactionary step that was only taken after we publicly complained about it.”

“It seems a little late for the board of directors to claim credit for this, given that Driver has repeatedly expressed its concerns about the company’s governance issues over the past several months,” he wrote in a Dec. 17 letter.

Cooper said in an interview that First United has the “worst corporate governance I’ve ever seen.” As he continues to push for a sale, Cooper said he will continue to highlight the board’s issues and make the case for why a sale would be the best outcome for everyone.

“Rather than go through proxy contest, they could go sell bank now and then claim to have done the right things for shareholders,” Cooper said. “They could claim they delivered shareholder value. If they go through with a vote and lose, it’s hard to say they always do what’s right for stockholders.”

First United declined to comment.

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Ed.D, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 365,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 3,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.